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                                                                      Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statements of Pennsylvania Real Estate Investment Trust on Form S-3 (File No. 33-61115, File No. 333-48917, File No. 333-70157, as amended, File No.
333-74693, File No. 333-74695, File No. 333-74697, File No. 333-36626, File No.
333-97337 and File No. 333-97985) and Form S-8 (File No. 33-59771, File No.
33-59773, File No. 33-59767, File No. 333-69877, File No. 333-97677 and File No.
333-103116) of our reports dated April 29, 2003, relating to our audits of the combined statements of revenues and certain expenses of the Subject Properties - First Close and the Subject Properties - Second Close for the year ended December 31, 2002 and the statements of revenues and certain expenses of Cherry Hill Mall for the years ended December 31, 2002, 2001 and 2000, which reports are included in the Form 8-K/A No. 2 of Pennsylvania Real Estate Investment Trust dated April 28, 2003 (filed on September 26, 2003). Our reports include a paragraph that states that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 2, and are not intended to be a complete presentation of the revenues and expenses of the Subject Properties - First Close, the Subject Properties - Second Close and Cherry Hill Mall.



                                                          /s/ KPMG LLP


Baltimore, Maryland
September 26, 2003